Exhibit 10.37

February 4, 2009

Mr. Herb Henkel

28881 Girard Terrace

Naples, FL 34110

RE:	Ingersoll-Rand Company
Elected Officers Supplemental Program II

Dear Mr. Herb:

In furtherance of the approvals from the Board of Directors of Ingersoll-Rand Company Limited (“Board”) and the Compensation Committee of the Board (“Compensation Committee”) during their meetings held on February 4, 2009, and pursuant to Sections 8.1 and 8.6 of the Ingersoll-Rand Company Elected Officer Supplemental Program II (“Plan”), the Board and the Compensation Committee hereby amend the Plan with respect to your benefits thereunder to provide that, notwithstanding any other provision of the Plan, the interest rate that shall be used for purposes of determining the “Actuarial Equivalent” lump sum amount of your benefit under Section 3.1(a) of the Plan shall be the interest rate specified in Section 1.1 of the Plan that would have been used if you had retired in February 2009. The effect of this amendment is to assure that your benefit under the Plan will not be increased or decreased by reason of interest rate changes between now and the actual date of your retirement.

All benefits payable under the Plan, including any additional benefit payable to you as a result of this amendment to the Plan, will be subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. This amendment will not affect the amount of the benefit payable to you under the Ingersoll-Rand Company Elected Officer Program (EOSP I), which is not subject to Section 409A. The frozen EOSP I benefit will offset the benefit payable to you under the Plan.

Very truly yours,

/s/ Patricia Nachtigal
Patricia Nachtigal
Senior Vice President and General Counsel

cc:	Marcia Avedon
Jeff Blair

Accepted:

/s/ Herbert Henkel	02/19/09
Herbert Henkel	Date